Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Aptimus Incorporated

We consent to the use of our report dated January 21, 2004 with respect to the balance sheet of Aptimus, Inc as of December 31, 2003 and 2002 and the related statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule at item 16 (b), in the registration statement filed on Amendment No. 5 of Form S-1 (file no. 333-114089). We also consent to the reference to our Firm under the caption "Experts" in the registration statement filed on Amendment No. 5 of Form S-1.

Seattle, Washington
November 12, 2004